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                                                                      EXHIBIT 11

EARNINGS PER SHARE CALCULATIONS
(in thousands, except per share amounts)
                                                   Fiscal Year Ended
                                              ---------------------------
                                               Dec 31,   Dec 31,   Dec 31,
                                                2000      1999      1998
                                              -------   -------   -------

Basic:

Net income                                    $44,444   $41,611   $27,651
                                              =======   =======   =======

Weighted average shares outstanding             7,883     8,762     8,393
                                              -------   -------   -------

Basic earnings per common share               $  5.64   $  4.75   $  3.29
                                              =======   =======   =======


Diluted:

Net income                                    $44,444   $41,611   $27,651

Weighted average shares outstanding             7,883     8,762     8,393

Dilutive effect of stock options                   79        71        95

Dilutive effect of deferred stock                  94        50      --
                                              -------   -------   -------

Diluted weighted average shares outstanding     8,056     8,883     8,488
                                              =======   =======   =======

Diluted earnings per Common Share             $  5.52   $  4.68   $  3.26
                                              =======   =======   =======